Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We have reviewed the accompanying consolidated balance sheet of PrivateBancorp, Inc. as of March 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three month periods ended March, 2006 and 2005. These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of PrivateBancorp, Inc. as of December 31, 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended not presented herein, and in our report dated March 2, 2006, we expressed an unqualified opinion on those consolidated financial statements. On January 1, 2006 PrivateBancorp, Inc. adopted FASB Statement No. 123R (FAS 123R) on a modified retrospective basis resulting in revision of the December 31, 2005 consolidated balance sheet. We have not audited the revised balance sheet reflecting the adoption of FAS 123R.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
May 3, 2006